Exhibit 99.1
CONTACT

Investors:	Media:
Atish Shah	Farley Kern
Hyatt Hotels Corporation	Hyatt Hotels Corporation
312.780.5427	312.780.5506
atish.shah@hyatt.com	farley.kern@hyatt.com

FOR IMMEDIATE RELEASE

HYATT REPORTS FIRST QUARTER 2014 RESULTS

CHICAGO (April 30, 2014) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported first quarter 2014 financial results as follows:

•	Adjusted EBITDA was $172 million in the first quarter of 2014 compared to $131 million in the first quarter of 2013, an increase of 31.3%.

•
Adjusted for special items, net income attributable to Hyatt was $20 million, or $0.13 per share, during the first quarter of 2014 compared to net income attributable to Hyatt of $14 million, or $0.09 per share, during the first quarter of 2013.

•
Net income attributable to Hyatt was $56 million, or $0.36 per share, during the first quarter of 2014 compared to net income attributable to Hyatt of $8 million, or $0.05 per share, in the first quarter of 2013.

•	Comparable owned and leased hotel RevPAR increased 6.5% (6.3% excluding the effect of currency) in the first quarter of 2014 compared to the first quarter of 2013.

•
Comparable owned and leased hotel operating margins increased 120 basis points in the first quarter of 2014 compared to the first quarter of 2013. Owned and leased hotel operating margins increased 380 basis points in the first quarter of 2014 compared to the first quarter of 2013.

•	Comparable systemwide RevPAR increased 6.0% (7.7% excluding the effect of currency) in the first quarter of 2014 compared to the first quarter of 2013.

•
Comparable U.S. full service hotel RevPAR increased 8.4% in the first quarter of 2014 compared to the first quarter of 2013. Comparable U.S. select service hotel RevPAR increased 6.9% in the first quarter of 2014 compared to the first quarter of 2013.

•	Eight hotels were opened. As of March 31, 2014, the Company's executed contract base consisted of approximately 240 hotels or approximately 54,000 rooms.

•	The Company repurchased 1,172,645 shares of common stock at a weighted average price of $51.71 per share, for an aggregate purchase price of approximately $61 million.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "In the first quarter, Hyatt's Adjusted EBITDA grew more than 30%, driven by continued robust demand and healthy rate growth among both transient and group guests as well as strong performance from recent acquisitions and openings. These results demonstrate the power of our differentiated business model and multiple earnings tools.
"Systemwide RevPAR increased 7.7% on a constant currency basis with strength in all regions. Comparable owned and leased margins improved 120 basis points as we saw the benefit of increasing rates and improving flow through. Fees grew by more than 18% as we benefited from solid RevPAR increases and new openings.
"Our asset recycling strategy continues to provide us with additional capital to invest in growth while maintaining brand presence. During the quarter, we closed on the sale of a portfolio of ten Hyatt Place, Hyatt House and Hyatt hotels to a great partner for approximately $313 million and we continue to manage these hotels. In addition, we are currently marketing nine full service hotels in North America for a potential sale.
"Looking ahead, we expect healthy occupancy and rate growth, particularly in the Americas as group business continues to recover and transient business remains strong. Our strong balance sheet and high quality asset base provide us with the flexibility to pursue growth in markets in which we are underrepresented. We expect to continue our asset recycling program while also returning capital to shareholders. Our business model has significant leverage and we are positioned well for robust, sustainable growth in the years ahead."

Owned and Leased Hotels Segment
Total segment Adjusted EBITDA increased 31.6% in the first quarter of 2014 compared to the same period in 2013.
Owned and leased Adjusted EBITDA increased 32.9% in the first quarter of 2014 compared to the same period in 2013. See the table on page 14 of the accompanying schedules for a detailed list of portfolio changes and the year-over-year net impact to first quarter owned and leased Adjusted EBITDA.
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA increased 25.0% in the first quarter of 2014 compared to the same period in 2013, primarily due to the Company's investment in the all inclusive segment.
Revenue increased 11.4% in the first quarter of 2014 compared to the same period in 2013. Owned and leased hotel expenses increased 6.1% in the first quarter of 2014 compared to the same period in 2013.
RevPAR for comparable owned and leased hotels increased 6.5% (6.3% excluding the effect of currency) in the first quarter of 2014 compared to the same period in 2013. Occupancy improved 100 basis points and ADR increased 5.1% (4.9% excluding the effect of currency) compared to the same period in 2013.
Comparable hotel revenue increased 4.4% in the first quarter of 2014 compared to the same period in 2013. Excluding expenses related to benefit programs funded through rabbi trusts and non-comparable hotel expenses, expenses increased 2.9% in the first quarter of 2014 compared to the same period in 2013. See the table on page 9 of the accompanying schedules for a reconciliation of comparable owned and leased hotels expenses to owned and leased hotels expenses.
Comparable owned and leased hotel operating margins increased 120 basis points in the first quarter of 2014 compared to the first quarter of 2013. Comparable owned and leased hotel operating margins for hotels in the Americas increased 150 basis points in the first quarter of 2014 compared to the first quarter of 2013. Comparable owned and leased hotel operating margins in ASPAC and EAME/SW Asia increased

30 basis points in the first quarter of 2014 compared to the first quarter of 2013. Comparable owned and leased hotel operating margins in ASPAC and EAME/SW Asia were negatively impacted by adverse market conditions at one hotel.
The following hotel was added to the portfolio during the first quarter:

•	Hyatt Place Amsterdam Airport, Netherlands (leased, 330 rooms)
The following 10 hotels were removed from the owned and leased portfolio as they were sold during the first quarter:

•	Hyatt Market Street, The Woodlands (70 rooms)

•	Hyatt Place Fremont / Silicon Valley (151 rooms)

•	Hyatt Place Madison / Downtown (151 rooms)

•	Hyatt House Charlotte / Center City (163 rooms)

•	Hyatt House Cypress / Anaheim (142 rooms)

•	Hyatt House Emeryville / SF Bay Area (234 rooms)

•	Hyatt House San Diego / Sorrento Mesa (193 rooms)

•	Hyatt House San Jose / Silicon Valley (164 rooms)

•	Hyatt House San Ramon (142 rooms)

•	Hyatt House Santa Clara (150 rooms)
The Company entered into a management agreement for each hotel listed above and therefore the hotels remain included within the Hyatt system.
Additionally, during the first quarter, the Company's hotels in Baku, Azerbaijan were consolidated into Hyatt Regency Baku.

Management and Franchise Fees
Total fee revenue increased 18.7% to $89 million in the first quarter of 2014 compared to the same period in 2013. Base management fees increased 10.8% to $41 million in the first quarter of 2014 compared to the same period in 2013, primarily due to strong RevPAR growth and newly opened hotels. Incentive management fees increased 8.0% to $27 million in the first quarter of 2014 compared to the same period in 2013. Franchise fees increased 40.0% to $14 million in the first quarter of 2014 compared to the same period in 2013, primarily due to new hotels and hotels recently converted from managed to franchised. Other fee revenue increased 133.3% to $7 million in the first quarter of 2014 compared to the same period in 2013, in part due to an increase in deferred gains and a termination fee.

Americas Management and Franchising Segment
Adjusted EBITDA increased 16.7% in the first quarter of 2014 compared to the same period in 2013.
RevPAR for comparable Americas full service hotels increased 7.7% (8.6% excluding the effect of currency) in the first quarter of 2014 compared to the same period in 2013. Occupancy increased 210 basis points and ADR increased 4.5% (5.3% excluding the effect of currency) compared to the same period in 2013.
Group rooms revenue at comparable U.S. full service hotels increased 9.3% in the first quarter of 2014 compared to the same period in 2013. Group room nights increased 5.7% and group ADR increased 3.4% in the first quarter of 2014 compared to the same period in 2013.

Transient rooms revenue at comparable U.S. full service hotels increased 7.6% in the first quarter of 2014 compared to the same period in 2013. Transient room nights increased 1.5% and transient ADR increased 6.0% in the first quarter of 2014 compared to the same period in 2013.
RevPAR for comparable Americas select service hotels increased 7.0% in the first quarter of 2014 compared to the same period in 2013. Occupancy increased 110 basis points and ADR increased 5.3% compared to the same period in 2013.
Revenue from management and franchise fees increased 17.2% in the first quarter of 2014 compared to the same period in 2013.
The following four hotels were added to the portfolio during the first quarter:

•	Hyatt Place Fredericksburg-Mary Washington (franchised, 93 rooms)

•	Hyatt Place Houston/The Woodlands (franchised, 146 rooms)

•	Hyatt Place Lincoln/Downtown-Haymarket (franchised, 111 rooms)

•	Hyatt Place Manatí (managed, 104 rooms)

Southeast Asia, China, Australia, South Korea and Japan (ASPAC) Management and Franchising Segment
Adjusted EBITDA increased 22.2% in the first quarter of 2014 compared to the same period in 2013.
RevPAR for comparable ASPAC hotels increased 2.4% (7.3% excluding the effect of currency) in the first quarter of 2014 compared to the same period in 2013. Occupancy increased 290 basis points and ADR decreased 2.0% (increased 2.7% excluding the effect of currency) compared to the same period in 2013.
Revenue from management and franchise fees increased 10.5% in the first quarter of 2014 compared to the same period in 2013.
The following hotel was added to the portfolio during the first quarter:

•	Hyatt Regency Chongming, China (managed, 235 rooms)

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management Segment
Adjusted EBITDA increased 37.5% in the first quarter of 2014 compared to the same period in 2013.
RevPAR for comparable EAME/SW Asia hotels increased 3.0% (5.3% excluding the effect of currency) in the first quarter of 2014 compared to the same period in 2013. Occupancy increased 140 basis points and ADR increased 0.8% (3.1% excluding the effect of currency) compared to the same period in 2013.
Revenue from management fees increased 20.0% in the first quarter of 2014 compared to the same period in 2013. The increase was partially due to newly converted hotels.
The following three hotels were added to the portfolio during the first quarter:

•	Hyatt Raipur, India (managed, 105 rooms)

•	Hyatt Regency Ludhiana, India (managed, 168 rooms)

•	Hyatt Place Amsterdam Airport, Netherlands (leased, 330 rooms)
Two hotels were removed from the portfolio during the first quarter.

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses increased 3.6% in the first quarter of 2014 compared to the same period in 2013. Adjusted selling, general, and administrative expenses increased 10.4% in the first quarter of 2014 compared to the same period in 2013. The increase was partially due to timing of marketing activities in the first quarter. See the table on page 8 of the accompanying schedules for a reconciliation of adjusted selling, general, and administrative expenses to selling, general, and administrative expenses.

OPENINGS AND FUTURE EXPANSION
Eight hotels were added in the first quarter of 2014, each of which is listed above.
The Company expects that a significant number of new properties will be opened under all of the
Company's brands in the future. As of March 31, 2014 this effort was underscored by executed management or franchise contracts for approximately 240 hotels (or approximately 54,000 rooms) across all brands. The executed contracts represent potential entry into several new countries and expansion into new markets or markets in which the Company is under-represented.

SHARE REPURCHASE
During the first quarter of 2014, the Company repurchased 1,172,645 shares of common stock at a weighted average price of $51.71 per share, for an aggregate purchase price of approximately $61 million. From April 1 through April 25, 2014, the Company repurchased 500,529 shares of common stock at a weighted average price of $53.91 per share, for an aggregate purchase price of approximately $27 million. As of April 25, 2014, the Company had approximately $101 million remaining under its share repurchase authorization.

CORPORATE FINANCE / ASSET RECYCLING
During the quarter, the Company completed the following transactions:

•	Sold 10 hotels (totaling 1,560 rooms) for approximately $313 million. The Company continues to manage the hotels.

•
Sold its unconsolidated hospitality venture interest in Park Hyatt Ningbo Resort and Spa (207 rooms) for approximately $3 million. As a result of this sale, the Company's pro rata share of unconsolidated hospitality venture debt was reduced by approximately $12 million. The Company continues to manage the hotel.

Subsequent to the end of the quarter:

•
An unconsolidated hospitality venture sold Hyatt Place Austin Downtown (296 rooms). The Company received approximately $25 million for its equity interest. As a result of this sale, the Company's pro rata share of unconsolidated hospitality venture debt was reduced by approximately $18 million. The Company continues to franchise the hotel.

BALANCE SHEET / OTHER ITEMS
On March 31, 2014, the Company reported the following:

•	Total debt of approximately $1.5 billion.

•	Pro rata share of non-recourse unconsolidated hospitality venture debt of approximately $694 million compared with approximately $672 million as of December 31, 2013.

•	Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of approximately $765 million and short-term investments of approximately $30 million.

•	Undrawn borrowing availability of approximately $1.4 billion under its revolving credit facility.

2014 INFORMATION
The Company is providing the following information for the 2014 fiscal year:

•	Adjusted SG&A expense is expected to be approximately $325 million.

•	Capital expenditures are expected to be approximately $325 million, including approximately $150 million for investment in new properties.

•
In addition to the capital expenditures described above, the Company intends to continue a strong level of investment spending. Investment spending includes acquisitions, equity investments in joint ventures, debt investments, contract acquisition costs or other investments.

•	Depreciation and amortization expense is expected to be approximately $375 million.

•	Interest expense is expected to be approximately $75 million.

•	The Company expects to open approximately 40 hotels in 2014.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call today, April 30, 2014, at 10:30 a.m. CT. The Company requests that questions be submitted via email to earnings@hyatt.com by 9:00 a.m. CT. Hyatt management will read and respond to as many submitted questions as possible. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at www.hyatt.com and selecting the Investor Relations link located at the bottom of the page, or by dialing 617.786.2904, passcode #11561402, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:00 p.m. CT on April 30, 2014 through May 05, 2014 at midnight by dialing 617.801.6888, passcode # 95827281. Additionally, an archive of the webcast will be available on the Company’s website for approximately 90 days.

DEFINITIONS

Adjusted EBITDA
We use the term Adjusted EBITDA throughout this earnings release. Adjusted EBITDA, as we define it, is a non-GAAP measure. We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on our ownership percentage of each venture, adjusted to exclude the following items:

•	equity losses from unconsolidated hospitality ventures;

•	asset impairments;

•	gains on sales of real estate;

•	other income (loss), net;

•	depreciation and amortization;

•	interest expense; and

•	(provision) benefit for income taxes.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments to corporate and other Adjusted EBITDA.
Our Board of Directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our Board of Directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors the same information that we use internally for purposes of assessing our operating performance and making selected compensation decisions.
Adjusted EBITDA is not a substitute for net income attributable to Hyatt Hotels Corporation, net income, cash flows from operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA supplementally.

Adjusted Selling, General, and Administrative Expense
Adjusted selling, general, and administrative expenses exclude the impact of expenses related to benefit programs funded through rabbi trusts.

Comparable Owned and Leased Hotel Operating Margin
We define Comparable Owned and Leased Hotel Operating Margin as the difference between comparable owned and leased hotels revenue and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenue is calculated by removing non-comparable hotels revenue from owned and leased hotels revenue as reported in our condensed consolidated statements of income. Comparable owned and leased hotel expenses is calculated by removing both non-comparable hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotel expenses as reported in our condensed consolidated statements of income.

Comparable Hotels
Comparable systemwide hotels represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable systemwide ASPAC full service hotels for those properties that we manage or franchise within the ASPAC management and franchising segment, or comparable systemwide EAME/SW Asia full service hotels for those properties that we manage within the EAME/SW Asia management segment. Comparable operated hotels is defined the same as Comparable systemwide hotels with the exception that it is limited to only those hotels we manage or operate and excludes hotels we franchise. “Comparable owned and leased hotels” represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in the industry. Non-comparable systemwide hotels or Non-comparable owned and leased hotels represent all hotels that do not meet the respective definition of comparable as defined above.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in the industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels' available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

Select service
The term select service includes the brands Hyatt Place and Hyatt House. These properties have limited food and beverage outlets and do not offer comprehensive business or banquet facilities but rather are suited to serve smaller business meetings.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, occupancy and ADR trends, market share, margin trends, the number of properties we expect to open in the future, our expected adjusted SG&A expense, capital expenditures, investment spending, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, general economic uncertainty in key global markets, the rate and pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; our ability to successfully achieve certain levels of operating profit at hotels that have performance guarantees with our third-party owners; the impact of hotel renovations; loss of key personnel; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, oil spills and nuclear incidents; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through Internet travel intermediaries; our ability to successfully execute our common stock repurchase program; changes in the tastes and preferences of our customers; relationships with associates and labor unions and changes in labor law; the financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; if our third-party owners, franchisees or development partners are unable to access the capital necessary to fund current operations or implement our plans for growth; risk associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions; unforeseen terminations of our management agreements; changes in the competitive environment in our industry and the markets where we operate; outcomes of legal proceedings; changes in federal, state, local or foreign tax law; foreign exchange rate fluctuations or currency restructurings; general volatility of the capital markets; our ability to access the capital markets; and other risks discussed in the Company's filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company's subsidiaries manage, franchise, own and develop hotels and resorts under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Regency®, Hyatt Place®, Hyatt House®, Hyatt Zilara™ and Hyatt Ziva™ brand names and have locations on six continents. Hyatt Residential Group, Inc., a Hyatt Hotels Corporation subsidiary, develops, operates, markets or licenses Hyatt Residences® and Hyatt Residence Club®. As of March 31, 2014, the Company's worldwide portfolio consisted of 554 properties in 47 countries. For more information, please visit www.hyatt.com.
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Tables to follow

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income
2.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
3.	Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Three Months Ended March 31, 2014 and 2013
4.	Segment Financial Summary
5.	Hotel Chain Statistics - Comparable Locations
6.	Hotel Brand Statistics - Comparable Locations
7.	Fee Summary
8.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
9.	Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotel Operating Margin to Owned and Leased Hotel Operating Margin
10.	Net Gains and Interest Income from Marketable Securities Held to Fund Operating Programs
11.	Capital Expenditures and Investment Spending Summary
12.	Properties and Rooms / Units by Geography
13.	Properties and Rooms / Units by Brand
14.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Adjusted EBITDA - Three Months Ended March 31, 2014

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income
For the Three Months Ended March 31, 2014 and 2013
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2014	2013
REVENUES:
Owned and leased hotels	$548	$492
Management and franchise fees	89	75
Other revenues	21	20
Other revenues from managed properties (a)	416	388
Total revenues	1,074	975
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	415	391
Depreciation and amortization	95	88
Other direct costs	8	7
Selling, general, and administrative	87	84
Other costs from managed properties (a)	416	388
Direct and selling, general, and administrative expenses	1,021	958
Net gains and interest income from marketable securities held to fund operating programs	4	10
Equity losses from unconsolidated hospitality ventures	(7)	(1)
Interest expense	(19)	(17)
Asset impairments	—	(8)
Gains on sales of real estate	61	—
Other income (loss), net	(12)	2
INCOME BEFORE INCOME TAXES	80	3
(PROVISION) BENEFIT FOR INCOME TAXES	(24)	5
NET INCOME	56	8
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$56	$8

EARNINGS PER SHARE - Basic
Net income	$0.36	$0.05
Net income attributable to Hyatt Hotels Corporation	$0.36	$0.05
EARNINGS PER SHARE - Diluted
Net income	$0.36	$0.05
Net income attributable to Hyatt Hotels Corporation	$0.36	$0.05

Basic share counts	155.4	161.9
Diluted share counts	156.5	162.5
(a) The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners with no added margin and includes in direct and selling, general, and administrative expenses these reimbursed costs. These costs relate primarily to payroll costs where the Company is the employer.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
The table below provides a reconciliation of consolidated Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to net income attributable to Hyatt Hotels Corporation. Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See Definitions for our definition of Adjusted EBITDA and why we present it.
(in millions)

	Three Months Ended March 31,
	2014	2013
Adjusted EBITDA	$172	$131
Equity losses from unconsolidated hospitality ventures	(7)	(1)
Asset impairments	—	(8)
Gains on sales of real estate	61	—
Other income (loss), net	(12)	2
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	(20)	(16)
EBITDA	$194	$108
Depreciation and amortization	(95)	(88)
Interest expense	(19)	(17)
(Provision) benefit for income taxes	(24)	5
Net income attributable to Hyatt Hotels Corporation	$56	$8

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Three Months Ended March 31, 2014 and 2013
The following table represents a reconciliation of net income attributable to Hyatt Hotels Corporation, adjusted for special items, to net income attributable to Hyatt Hotels Corporation presented for the three months ended March 31, 2014 and 2013, respectively.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Three Months Ended March 31,
		2014	2013
Net income attributable to Hyatt Hotels Corporation		$56	$8
Earnings per share		$0.36	$0.05
Special items
Gains on sales of real estate (a)	Gains on sales of real estate	(61)	—
Gain on sale of cost method investment (b)	Other income (loss), net	(1)	—
Unconsolidated hospitality ventures impairment (c)	Equity losses from unconsolidated hospitality ventures	1	—
Asset impairments (d)	Asset impairments	—	8
Foreign currency translation loss on sale of joint venture (e)	Equity losses from unconsolidated hospitality ventures	—	2
Total special items - pre-tax		(61)	10
Income tax (provision) benefit for special items	(Provision) benefit for income taxes	25	(4)
Total special items - after-tax		(36)	6
Special items impact per share		$(0.23)	$0.04
Net income attributable to Hyatt Hotels Corporation, adjusted for special items		$20	$14
Earnings per share, adjusted for special items		$0.13	$0.09

(a) Gains on sales of real estate - The three months ended March 31, 2014 includes gains on the sale of nine select service properties and one full service property, which will remain Hyatt-branded hotels for a minimum of 25 years under long-term agreements.
(b) Gain on sale of cost method investment - During the three months ended March 31, 2014, we sold our interest in a joint venture classified as a cost method investment and recorded a $1 million gain on sale.
(c) Unconsolidated hospitality ventures impairment - During the three months ended March 31, 2014, we recorded $1 million of impairment charges related to hospitality ventures.
(d) Asset impairments - In conjunction with our regular assessment of impairment indicators, we identified property and equipment whose carrying values exceeded its fair value, and as a result, we recorded an $8 million impairment charge during the three months ended March 31, 2013.
(e) Foreign currency translation loss on sale of joint venture - During the three months ended March 31, 2013, we had a foreign currency translation loss of $2 million as a result of the sale of our interest in a foreign joint venture.

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended March 31,
	2014	2013	Change ($)	Change (%)
Revenue
Owned and leased	$548	$492	$56	11.4%
Management and franchising
Americas	75	64	11	17.2%
ASPAC	21	19	2	10.5%
EAME/SW Asia	18	15	3	20.0%
Total management and franchising	114	98	16	16.3%
Corporate and other	21	20	1	5.0%
Other revenues from managed properties	416	388	28	7.2%
Eliminations	(25)	(23)	(2)	(8.7)%
Total revenues	$1,074	$975	$99	10.2%

Adjusted EBITDA
Owned and leased	$105	$79	$26	32.9%
Pro rata share of unconsolidated hospitality ventures	20	16	4	25.0%
Total owned and leased	125	95	30	31.6%
Americas management and franchising	56	48	8	16.7%
ASPAC management and franchising	11	9	2	22.2%
EAME/SW Asia management	11	8	3	37.5%
Corporate and other	(31)	(29)	(2)	(6.9)%
Adjusted EBITDA	$172	$131	$41	31.3%

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Locations

	Three Months Ended March 31,
	2014	2013	Change		Change (in constant $)
Owned and leased hotels (# hotels) (a)
Full service (37)
ADR	$218.24	$209.94	4.0%		3.7%
Occupancy	72.1%	69.7%	2.4%	pts
RevPAR	$157.27	$146.42	7.4%		7.1%

Select service (44)
ADR	$106.90	$100.97	5.9%		5.9%
Occupancy	68.8%	72.1%	(3.3)%	pts
RevPAR	$73.59	$72.80	1.1%		1.1%

Comparable owned and leased hotels (81)
ADR	$191.51	$182.18	5.1%		4.9%
Occupancy	71.3%	70.3%	1.0%	pts
RevPAR	$136.48	$128.12	6.5%		6.3%

Managed and franchised hotels (# hotels; includes owned and leased hotels)
Americas
Full service (141)
ADR	$185.38	$177.47	4.5%		5.3%
Occupancy	71.3%	69.2%	2.1%	pts
RevPAR	$132.23	$122.74	7.7%		8.6%

Select service (224)
ADR	$115.93	$110.08	5.3%		5.3%
Occupancy	73.5%	72.4%	1.1%	pts
RevPAR	$85.27	$79.70	7.0%		7.0%

ASPAC
Full service (51)
ADR	$227.08	$231.82	(2.0)%		2.7%
Occupancy	66.6%	63.7%	2.9%	pts
RevPAR	$151.17	$147.65	2.4%		7.3%

EAME/SW Asia
Full service (48)
ADR	$246.64	$244.57	0.8%		3.1%
Occupancy	65.7%	64.3%	1.4%	pts
RevPAR	$162.12	$157.37	3.0%		5.3%

Comparable systemwide hotels (464)
ADR	$180.39	$175.09	3.0%		4.7%
Occupancy	70.6%	68.6%	2.0%	pts
RevPAR	$127.28	$120.09	6.0%		7.7%

(a) Owned and leased hotel figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Locations

	Three Months Ended March 31,
	2014	2013	Change		Change (in constant $)

Managed and franchised hotels (# hotels; includes owned and leased hotels)

Park Hyatt (28)
ADR	$363.11	$367.84	(1.3)%		3.6%
Occupancy	67.2%	63.5%	3.7%	pts
RevPAR	$243.94	$233.68	4.4%		9.5%

Andaz (9)
ADR	$270.93	$261.88	3.5%		1.7%
Occupancy	74.8%	66.9%	7.9%	pts
RevPAR	$202.63	$175.33	15.6%		13.6%

Grand Hyatt (37)
ADR	$241.02	$238.77	0.9%		4.1%
Occupancy	73.6%	70.6%	3.0%	pts
RevPAR	$177.33	$168.64	5.2%		8.4%

Hyatt (28)
ADR	$166.38	$160.52	3.6%		3.5%
Occupancy	69.9%	67.2%	2.7%	pts
RevPAR	$116.34	$107.89	7.8%		7.7%

Hyatt Regency (138)
ADR	$174.46	$169.03	3.2%		4.4%
Occupancy	68.5%	66.8%	1.7%	pts
RevPAR	$119.43	$112.94	5.7%		7.0%

Hyatt Place (170)
ADR	$111.13	$105.13	5.7%		5.7%
Occupancy	73.2%	71.5%	1.7%	pts
RevPAR	$81.29	$75.18	8.1%		8.1%

Hyatt House (54)
ADR	$129.65	$123.84	4.7%		4.7%
Occupancy	74.7%	75.0%	(0.3)%	pts
RevPAR	$96.85	$92.84	4.3%		4.3%

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended March 31,
	2014	2013	Change ($)	Change (%)
Fees
Base management fees	$41	$37	$4	10.8%
Incentive management fees	27	25	2	8.0%
Franchise fees	14	10	4	40.0%
Other fee revenue (a)	7	3	4	133.3%
Total fees	$89	$75	$14	18.7%

(a) Total other fee revenues includes deferred gains, resulting from the sales of hotels subject to management agreements, of $2 million and $1 million for the three months ended March 31, 2014 and 2013, respectively.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
Results of operations as presented on condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in selling, general, and administrative expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trust investments.
(in millions)

	Three Months Ended March 31,
	2014	2013	Change ($)	Change (%)
Adjusted selling, general, and administrative expenses (a)	$85	$77	$8	10.4%
Rabbi trust impact	2	7	(5)	(71.4)%
Selling, general, and administrative expenses	$87	$84	$3	3.6%

(a) Segment breakdown for adjusted selling, general, and administrative expenses.

	Three Months Ended March 31,
	2014	2013	Change ($)	Change (%)
Americas management and franchising	$18	$15	$3	20.0%
ASPAC management and franchising	9	9	—	—%
EAME/SW Asia management	8	8	—	—%
Owned and leased	5	3	2	66.7%
Corporate and other (b)	45	42	3	7.1%
Adjusted selling, general, and administrative expenses	$85	$77	$8	10.4%

(b) Corporate and other includes vacation ownership expenses of $8 million for both the three months ended March 31, 2014 and 2013, respectively.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotel Operating Margin to Owned and Leased Hotel Operating Margin
Below is a breakdown of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotel operating margin percentages. Results of operations as presented on the condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended March 31,
	2014	2013	Change ($)	Change (%)
Revenue
Comparable owned and leased hotels	$453	$434	$19	4.4%
Non-comparable hotels	95	58	37	63.8%
Owned and leased hotels revenue	$548	$492	$56	11.4%

Expenses
Comparable owned and leased hotels	$357	$347	$10	2.9%
Non-comparable hotels	57	41	16	39.0%
Rabbi trust	1	3	(2)	(66.7)%
Owned and leased hotels expense	$415	$391	$24	6.1%

Owned and leased hotel operating margin percentage	24.3%	20.5%		3.8%

Comparable owned and leased hotel operating margin percentage	21.2%	20.0%		1.2%

Hyatt Hotels Corporation
Net Gains and Interest Income From Marketable Securities Held to Fund Operating Programs
The table below provides a reconciliation of net gains and interest income from marketable securities held to fund operating programs, all of which are completely offset within other line items of our condensed consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset to our owned and leased hotels expense for our hotel staff and selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The gains or losses on securities held to fund our Hyatt Gold Passport program for our owned and leased hotels are offset by corresponding changes to our owned and leased hotel revenues. The table below shows the amounts recorded to the respective offsetting account.
(in millions)

	Three Months Ended March 31,
	2014	2013	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$2	$7	$(5)	(71.4)%
Rabbi trust impact allocated to owned and leased hotels expense	1	3	(2)	(66.7)%
Net gains and interest income from marketable securities held to fund our Gold Passport program allocated to owned and leased hotels revenue	1	—	1	100.0%
Net gains and interest income from marketable securities held to fund operating programs	$4	$10	$(6)	(60.0)%

Hyatt Hotels Corporation
Capital Expenditures and Investment Spending Summary
(in millions)

	Three Months Ended
	March 31,
	2014	2013
Capital Expenditures
Maintenance	$14	$14
Enhancements to existing properties	16	20
Investment in new properties	11	9
Total	$41	$43

	Three Months Ended
	March 31,
Investment Spending	2014	2013
Acquisitions, net of cash acquired	$—	$85
Investments (equity, debt and other)	25	36
Total	$25	$121

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

	March 31, 2014		December 31, 2013		QTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Owned and leased hotels (a)
Full service hotels
United States	26	15,428	27	15,498	(1)	(70)
Other Americas	4	2,102	4	2,102	0	0
ASPAC	1	601	1	601	0	0
EAME/SW Asia	10	2,256	11	2,438	(1)	(182)
Select service hotels
United States	45	5,910	54	7,400	(9)	(1,490)
EAME/SW Asia	1	330	—	—	1	330
Total owned and leased hotels	87	26,627	97	28,039	(10)	(1,412)

Managed and franchised hotels (includes owned and leased hotels)

	March 31, 2014		December 31, 2013		QTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Americas
Full service hotels
United States managed	101	55,371	101	55,368	0	3
Other Americas managed	16	5,955	16	5,953	0	2
Franchised	33	10,197	33	10,190	0	7
Subtotal	150	71,523	150	71,511	0	12

Select service hotels
United States managed	96	12,979	96	12,979	0	0
Other Americas managed	3	381	2	277	1	104
Franchised	153	20,665	150	20,263	3	402
Subtotal	252	34,025	248	33,519	4	506

ASPAC
Full service hotels
ASPAC managed	58	21,587	57	21,429	1	158
ASPAC franchised	2	988	2	988	0	0
Subtotal	60	22,575	59	22,417	1	158

EAME/SW Asia
Full service hotels
EAME managed	34	8,909	36	9,337	(2)	(428)
SW Asia managed	28	7,678	26	7,405	2	273
Subtotal	62	16,587	62	16,742	0	(155)

Select service hotels
EAME managed	2	425	1	95	1	330
SW Asia managed	1	115	1	115	0	0
Subtotal	3	540	2	210	1	330

Total managed and franchised hotels	527	145,250	521	144,399	6	851

All Inclusive	2	925	2	925	0	0
Vacation ownership	15	963	15	963	0	0
Residential	10	1,101	10	1,101	0	0

Total properties and rooms/units	554	148,239	548	147,388	6	851

(a) Owned and leased hotel figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms / Units by Brand

	March 31, 2014		December 31, 2013		QTD Change
Brand	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Park Hyatt	32	6,374	33	6,535	(1)	(161)
Andaz	11	2,269	11	2,269	0	0
Hyatt	39	8,727	38	8,609	1	118
Grand Hyatt	40	22,248	40	22,262	0	(14)
Hyatt Regency	150	71,067	149	70,995	1	72
Hyatt Place	197	26,411	192	25,575	5	836
Hyatt House	58	8,154	58	8,154	0	0
Hyatt Ziva	1	619	1	619	0	0
Hyatt Zilara	1	306	1	306	0	0
Vacation Ownership and Residential	25	2,064	25	2,064	0	0
Total	554	148,239	548	147,388	6	851

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Adjusted EBITDA (a)
For the Three Months Ended March 31, 2014
(in millions)

	Rooms	Transaction / Opening Date	1Q14 Adjusted EBITDA Impact

Dispositions (b)

3 Hyatt Place Hotels	426	1Q13
Hyatt Fisherman's Wharf	313	2Q13
Hyatt Santa Barbara	195	2Q13
Hyatt Regency Denver Tech Center	451	3Q13
Andaz Savannah	151	3Q13
Andaz Napa	141	3Q13
Hyatt Regency Santa Clara	501	3Q13
Hyatt Key West Resort and Spa	118	4Q13
10 Hyatt House, Hyatt Place and Hyatt Hotels	1,560	1Q14

Year-over-Year Net Impact of Dispositions to Owned and Leased Adjusted EBITDA			$(5)

Acquisitions or Openings (c)

The Driskill	189	1Q13
Hyatt Regency Orlando	1,641	4Q13
Grand Hyatt San Antonio	1,003	4Q13
Hyatt Place Omaha Downtown Old Market	159	4Q13
Hyatt Place Amsterdam Airport	330	1Q14

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Adjusted EBITDA			$27

Year-over-Year Net Impact of Dispositions, Acquisitions and Openings to Owned and Leased Adjusted EBITDA			$22

(a) Excludes pro rata share of unconsolidated hospitality ventures.
(b) Reflects 2013 Adjusted EBITDA for recently completed dispositions.
(c) Reflects 2014 Adjusted EBITDA for recently completed acquisitions or openings.